EXHIBIT 3.02

AMENDED RESTATED

CERTIFICATE OF INCORPORATION
OF
SERVISFIRST BANCSHARES, INC.

ServisFirst Bancshares, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that:

1.    The name of the corporation is ServisFirst Bancshares, Inc. (the “Corporation”), which is the name under which the Corporation was originally incorporated.

2.    The date of filing of the original certificate of incorporation of the Corporation with the Secretary of State for the State of Delaware was August 16, 2007.

3.    This Restated Certificate of Incorporation restates and integrates and does not further amend the provisions of the certificate of incorporation of the Corporation as heretofore amended and supplemented. There is no discrepancy between the provisions of this Restated Certificate of Incorporation and the provisions of the certificate of incorporation of the Corporation as heretofore amended and supplemented.

4.    The Board of Directors of the Corporation has duly adopted this Restated Certificate of Incorporation pursuant to the provisions of Section 245 of the DGCL. The text of the certificate of incorporation is hereby restated to read herein as set forth in full:

ARTICLE I

The name of the Corporation is ServisFirst Bancshares, Inc. (the “Corporation”).

ARTICLE II

Section 2.1 Registered Agent. The address of the Corporation’s registered office in the State of Delaware is 615 South Dupont Highway, in the City of Dover, County of Kent, Zip Code 19901, and the name of the registered agent at such office is Capitol Services, Inc.

Section 2.2 Incorporator. The sole incorporator is Thomas A. Broughton, III, whose mailing address is 3300 Cahaba Road, Suite 300, Birmingham, Alabama 35223.

ARTICLE III

The purposes of the Corporation are to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Laws (“DGCL”), including but not limited to the following:

(a)         To engage in any lawful act or activity for which corporations may be organized under the DGCL;

(b)         To purchase and sell the stock of banks;

(c)         To acquire, and pay for in cash, stock or bonds of this Corporation or otherwise, the goodwill, rights, assets and property, and to undertake or assume the whole or any part of the obligations or liabilities of any person, firm, association or corporation;

(d)         To acquire, hold, use, sell, assign, lease, grant licenses in respect of, mortgage or otherwise dispose of letters patent of the United States or any foreign country, patent rights, licenses and privileges, inventions, improvements and processes, copyrights, trademarks and trade names, relating to or useful in connection with any business of this Corporation;

(e)         To acquire by purchase, subscription or otherwise, and to receive, hold, own, guarantee, sell, assign, exchange, transfer, mortgage, pledge or otherwise dispose of or deal in and with any of the shares of the capital stock, or any voting trust certificates in respect of the shares of capital stock, scrip, warrants, rights, bonds, debentures, notes, trust receipts, and other securities, obligations, choses in action and evidences of indebtedness or interest issued or created by any corporations, joint stock companies, syndicates, associations, firms, trusts or persons, public or private, or by the government of the United States of America, or by any foreign government, or by any state, territory, province, municipality or other political subdivision or by any governmental agency, and as owner thereto to possess and exercise all the rights, powers and privileges of ownership, including the right to execute consents and vote thereon, and to do any and all acts and things necessary or advisable for the preservation, protection, improvement and enhancement in value thereof;

(f)         To borrow or raise money for any of the purposes of the Corporation and, from time to time without limit as to amount, to draw, make, accept, endorse, execute and issue promissory notes, drafts, bills of exchange, warrants, bonds, debentures and other negotiable or non-negotiable instruments and evidences of indebtedness, and to secure the payment of any thereof and of the interest thereon by mortgage upon or pledge, conveyance or assignment in trust of the whole or any part of the property of the Corporation, whether at the time owned or thereafter acquired, and to sell, pledge or otherwise dispose of such bonds or other obligations of the Corporation for its corporate purposes;

(g)         To purchase, receive, take by grant, gift, devise, bequest or otherwise, lease, or otherwise acquire, own, hold, improve, employ, use and otherwise deal in and with real or personal property, or any interest therein, wherever situated, and to sell, convey, lease, exchange, transfer or otherwise dispose of, or mortgage or pledge, all or any of the Corporation’s property and assets, or any interest therein, wherever situated; and

(h)         In general, to possess and exercise all the powers and privileges granted by the DGCL or by any other law of Delaware or by this Certificate of Incorporation together with any powers incidental thereto, so far as such powers and privileges are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation.

ARTICLE IV

Section 4.1 Authorization of Capital. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue shall be Two Hundred One Million (201,000,000) shares, comprising Two Hundred Million (200,000,000) shares of Common Stock, with a par value of $.001 per share, and One Million (1,000,000) shares of Preferred Stock, with a par value of $.001 per share, as the Board of Directors may decide to issue pursuant to Section 4.3, which constitutes a total authorized capital of all classes of capital stock of Two Hundred One Thousand Dollars ($201,000.00).

Section 4.2 Common Stock. The following powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, of the Common Stock of the Corporation are fixed as follows:

(a)         Voting Rights. Except as otherwise required by law or this Certificate of Incorporation and subject to the rights of any outstanding Preferred Stock, if applicable, each holder of Common Stock shall have one vote in respect of each share of stock held by him of record on the books of the Corporation for the election of Directors and on all other matters submitted to a vote of the stockholders of the Corporation, and all shares shall be voted on a non-cumulative basis.

(b)         Dividends. Except as otherwise provided by the resolution or resolutions of the Board of Directors providing for the issuance of any series of Preferred Stock pursuant to Section 4.3 below, the holders of shares of Common Stock shall be entitled to receive, when and if declared by the board of Directors, out of the assets of the Corporation which are by law available thereof, dividends payable either in cash, in property or in shares of capital stock.

(c)         Dissolution, Liquidation or Winding Up. Except as otherwise provided by the resolution or resolutions of the Board of Directors providing for the issuance of any series of Preferred Stock pursuant to Section 4.3 below, in the event of any dissolution, liquidation or winding up of the affairs of the Corporation, after distribution in full of the preferential amounts, if any, to be distributed to the holders of such Preferred Stock, the rights of the holders of Common Stock to receive any remaining assets of the Corporation shall be as provided by law.

Section 4.3 Preferred Stock.

(a)         Authority and Rights. The Board of Directors of the Corporation is authorized subject to the limitations prescribed by law and the provisions of this Section 4.3, to adopt one or more resolutions to provide for the issuance from time to time in one or more series of any number of shares of Preferred Stock, up to a maximum of five million (5,000,000) shares, and to establish the number of shares to be included in each such series, and to fix the designation, relative rights, preferences, qualifications and limitations of the shares of each such series. The authority of the Board of Directors with respect to each such series shall include, but not be limited to, a determination of the following:

(i)         The number of shares constituting that series and the distinctive designation of that series;

(ii)         The dividend rate on the shares of that series, whether dividends shall be cumulative and, if so, from which date or dates, and whether they should be payable in preference to, or in another relation to, the dividends payable on any other class or classes or series of stock;

(iii)         Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(iv)         Whether that series shall have conversion or exchange privileges and, if so, the terms and conditions of such conversion or exchange, including provision for adjustments for the conversion or exchange rate in such events as the Board of Directors shall determine;

(v)         Whether or not the shares of that series shall be redeemable and, if so, the terms and conditions of such redemption, including the manner of selecting shares for redemption if less than all shares are to be redeemed, the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(vi)         Whether that series shall be entitled to the benefit of a sinking fund to be applied to the purchase or redemption of shares of that series and, if so, the terms and amounts of such sinking funds;

(vii)         The rights of the shares of that series to the benefit of conditions and restrictions upon the creation of indebtedness of the Corporation or any subsidiary, upon the issuance of any additional stock (including additional shares of such series or of any other series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by the Corporation or any subsidiary of, any outstanding stock of the Corporation;

(viii)         The right of the shares of that series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation and whether such rights shall be in preference to, or in other relation to, the comparable rights or any other class or classes or series of stock; and

(ix)         Any other relative, participating, optional or other special rights, qualifications, limitations or restrictions of that series.

(b)          Issuance. Except as otherwise provided in this Certificate of Incorporation, the Board of Directors shall have the authority to authorize the issuance, from time to time without any vote or other action by the stockholders, of any or all shares of the Preferred Stock of any series at any time authorized, and any securities convertible or exchangeable for any such shares, and any options, rights or warrants to purchase or acquire any such shares, in each case to such persons and on such terms (including dividend or distribution on or with respect to, or in connection with a split or combination of, the outstanding shares of the Preferred Stock) as the Board of Directors from time to time in its discretion lawfully may determine; provided, however, that the consideration for the issuance of shares of the Preferred Stock having par value (unless issued as such a dividend or distribution or in connection with such a split or combination) shall not be less than par value. Shares so issued shall be fully paid, and the holders of such stock shall not be liable for any further assessment thereon.

(c)          Certificate of Designations. Unless no longer required by the DGCL, before the Corporation shall issue any shares of the Preferred Stock of any series authorized as hereinbefore provided, the Corporation shall file a Certificate of Designations in accordance with the DGCL.

ARTICLE V

Section 5.1 General Provisions. The business and affairs of the Corporation shall be managed under the direction of the Board of Directors consisting of not less than three (3) nor more than twenty (20) persons. The exact number of Directors within the minimum and maximum limitations specified in the preceding sentence shall be fixed from time to time by, or in the manner provided in, the Bylaws of the Corporation, and may be increased or decreased as therein provided.

Section 5.2 Directors Appointed by a Specific Class of Stockholders. To the extent that any holders of any class or series of stock other than Common Stock issued by the Corporation shall have the separate right, voting as a class or series, to elect Directors, the Directors elected by such class or series shall be deemed to constitute an additional class of Directors and shall have a term of office for one year or such other period as may be designated by the provisions of such class or series providing such separate voting right to the holders of such class or series of stock.

Section 5.3 Newly Created Directorships and Vacancies. Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of Directors, and any vacancies on the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause, shall be filled by the affirmative vote of a majority of the remaining Directors then in office, even though less than a quorum of the Board of Directors, or by a sole remaining Director. Any Director elected in accordance with the preceding sentence of this Section 5.3 shall hold office for the remainder of the full term of the Directors whose vacancy is so filled. No decrease in the number of Directors constituting the Board of Directors shall shorten the term of any incumbent Director.

Section 5.4 Continuance in Office. Notwithstanding anything herein to the contrary, any director whose term of office has expired shall continue to hold office until his or her successor is duly elected and qualified.

Section 5.5 Nominations. Advance notice of nominations for the election of Directors shall be given in the manner and to the extent provided in the Bylaws of the Corporation.

Section 5.6 Ballot. Directors of the Corporation need not be elected by ballot unless required by the Bylaws.

ARTICLE VI

In furtherance and not in limitation of the powers conferred upon it by law, the Board of Directors is expressly authorized:

Section 6.1 To adopt, repeal, alter or amend the Bylaws of the Corporation by a vote of a majority of the entire Board of Directors.

Section 6.2 To authorize and cause to be executed mortgages and liens upon the real and personal property of the Corporation.

Section6.3 To set apart, out of any of the funds of the Corporation available for dividends, a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created.

Section 6.4 By a majority of the whole Board of Directors, to designate one or more committees, each committee to consist of one or more of the Directors of the Corporation. The Board of Directors may designate one or more Directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. The Bylaws may provide that, in the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board of Directors, or in the Bylaws of the Corporation, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to amending the Certificate of Incorporation, adopting an agreement of merger or consolidation, recommending to the stockholders the sale, lease or exchange of all or substantially all of the Corporation’s property and assets, recommending to the stockholders a dissolution of the Corporation or a revocation of a dissolution, or amending the Bylaws of the Corporation; and, unless the resolution or Bylaws expressly so provide, no such committee shall have the power or authority to declare a dividend or to authorize the issuance of stock.

Section 6.5 When and as authorized by the stockholders in accordance with statute, to sell, lease or exchange all or substantially all of the property and assets of the Corporation, including its goodwill and its corporate franchises, upon such terms and conditions and for such consideration, which may consist in whole or in part of money or property, including shares of stock in and/or other securities of any other corporation or corporations, as the Board of Directors shall deem expedient and for the best interests of the Corporation.

ARTICLE VII

The Corporation is to have perpetual existence.

ARTICLE VIII

Section 8.1 Except as provided in Section 8.2 of this Article VIII, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders of the Corporation and may not be effected by any consent in writing by such stockholders. Advance notice of items of business to be considered at any meeting of the stockholders shall be given in the manner and to the extent provided in the Bylaws of the Corporation.

Section 8.2 Notwithstanding the foregoing, this Article VIII shall not apply to the Corporation if it does not have a class of voting stock that is either (i) listed on a national securities exchange, (ii) authorized for quotation on an inter dealer quotation system of the registered national securities association, or (iii) held of record by more than two thousand (2,000) stockholders.

ARTICLE IX

Section 9.1 Limitation of Liability of Directors. A Director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability (i) for any breach of the Director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the Director derived an improper personal benefit.

If the DGCL is amended after the date hereof to authorized action by corporations organized pursuant to the DGCL to further eliminate or limit the personal liability of directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as amended.

Section 9.2 Indemnification of Directors.

(a)    Each person who was or is made a party to, or is threatened to be made a party to, or is involved in, any threatened, pending or completed action, suit or proceeding, whether formal or informal, whether of a civil, criminal, administrative or investigative nature (hereinafter a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a Director of the Corporation, whether the basis of such proceeding is an alleged action or inaction in an official capacity or in any other capacity while serving as a Director, shall be indemnified and held harmless by the Corporation to the fullest extent permissible under Delaware law, as the same exists or may hereafter exist in the future (but, in the case of any future change, only to the extent that such change permits the Corporation to provide broader indemnification rights than the law permitted prior to such change), against all costs, charges, expenses, liabilities and losses (including, without limitation, attorneys’ fees, judgments, fines, Employee Retirement Income Security Act of 1974 (“ERISA”) excise taxes, or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith, and such indemnification shall continue as to a person who has ceased to be a Director and shall inure to the benefit of his or her heirs, executors and administrators.

(b)    The Corporation shall pay expenses actually incurred in connection with any proceeding in advance of its final disposition; provided, however, that if Delaware law then requires, the payment of such expenses incurred in advance of the final disposition of a proceeding shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such Director or officer, to repay all amounts so advanced if it shall ultimately be determined that such Director or officer is not entitled to be indemnified.

(c) If a claim under subsection 9.2(a) hereof is not paid in full by the Corporation within thirty (30) days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel or its stockholders) to have made a determination that indemnification of the claimant is permissible in the circumstances because the claimant has met the applicable standard of conduct, if any, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel or its stockholders) that the claimant has not met the standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the standard of conduct.

Section 9.3 Indemnification of Officers, Employees and Agents. The Corporation may provide indemnification to employees and agents of the Corporation to the fullest extent permissible under Delaware law.

Section 9.4 Expenses as a Witness. To the extent that any Director, officer, employee or agent of the Corporation is, by reason of such position, or position with another entity at the request of the Corporation, a witness in any action, suit or proceeding, he or she shall be indemnified against all costs and expenses actually and reasonably incurred by him or her on his or her behalf in connection therewith,

Section 9.5 Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any Director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under Delaware law.

Section 9.6 Indemnity Agreements. The Corporation may enter into agreements with any Director, officer, employee or agent of the Corporation providing for indemnification to the fullest extent permissible under Delaware law.

Section 9.7 Separability. Each and every paragraph, sentence, term and provision of this Article IX is separate and distinct so that if any paragraph, sentence, term or provision hereof shall be held to be invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect the validity or enforceability of any other paragraph, sentence, term or provision hereof. To the extent required, any paragraph, sentence, term or provision of this Article IX may be modified by a court of competent jurisdiction to preserve its validity and to provide the claimant with, subject to the limitations set forth in this Article IX and any agreement between the Corporation and claimant, the broadest possible indemnification permitted under applicable law.

Section 9.8 Contract Right. Each of the rights conferred on Directors of the Corporation by Sections 9.1, 9.2 and 9.4 of this Article IX, and on officers, employees or agents of the Corporation by Section 9.4 of this Article, shall be a contract right, and any repeal or amendment of the provisions of this Article shall not adversely affect any right hereunder of any person existing at the time of such repeal or amendment with respect to any act or omission occurring prior to the time of such repeal or amendment, and, further, shall not apply to any proceeding, irrespective of when the proceeding is initiated, arising from the service of such person prior to such repeal or amendment.

Section 9.9 Nonexclusivity. The rights conferred in this Article shall not be exclusive of any other rights that any person may have or hereafter acquire under any statute, Bylaw, agreement, vote of stockholders or disinterested Directors or otherwise.

ARTICLE X

Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement, and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

ARTICLE XI

When considering a merger, consolidation, business combination (as defined in Section 203 of the DGCL) or similar transaction, the Board of Directors, committees of the Board of Directors, individual Directors and individual officers may, in considering the best interest of the Corporation and its stockholders, consider the effects of any such transaction upon the employees, customer and suppliers of the Corporation, and upon the communities in which the offices of the Corporation are located, to the extent permitted by Delaware law.

ARTICLE XII

The Corporation reserves the right to amend, alter or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are subject to this reservation.

IN WITNESS WHEREOF, the Corporation has caused this Restated Certificate of Incorporation to be signed by William M. Foshee, its Chief Financial Officer, Treasurer and Secretary this 20th day of June, 2016.

SERVISFIRST BANCSHARES, INC.

By:	/s/ William M. Foshee
William M. Foshee Chief Financial Officer, Treasurer and Secretary

Effective Date of Amendments

Amended May 17, 2022